Exhibit 12
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               COMPUTATIONS OF RATIOS OF EARNINGS TO FIXED CHARGES


                                                             Three months ended
                                                                 December 31
(in thousands)                                            2001                2000
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Income before taxes                                   $158,026            $196,664
Add fixed charges:
 Interest expense-excluding interest on  deposits        6,068               5,492
 Interest expense-deposits                               2,754                 604
 Interest factor on rent                                 5,293               4,303
                                                      ----------------------------------
Total fixed charges                                     14,115              10,399
                                                     -----------------------------------

Earnings before fixed charges
  and taxes on income                                 $172,141            $207,063
                                                 =======================================

Ratio of earnings to fixed charges                        12.2                19.9
 -including interest on deposits
Ratio of earnings to fixed charges                        14.9                21.1
 -excluding interest on deposits

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